Exhibit 5.1

[LETTERHEAD OF AKIN GUMP STRAUSS HAUER & FELD LLP]

December 30, 2003

Prime Medical Services, Inc.

1301 Capital of Texas Highway

Suite 200-B

Austin, Texas 78746

Re: Prime Medical Services, Inc. Registration Statement Form S-4

(Registration No. 333-110974)

Ladies and Gentlemen:

We have acted as special counsel to Prime Medical Services, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of ABC Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Medstone International, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of November 11, 2003 (the “Merger Agreement”). We have also acted as counsel to the Company in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 6,521,829 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued in the Merger according to the terms of the Merger Agreement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Act) and the Merger has been effected in accordance therewith, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the General Corporation Law of the State of Delaware.

[LETTERHEAD OF AKIN GUMP STRAUSS HAUER & FELD LLP]

Prime Medical Services, Inc.

December 30, 2003

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the joint proxy statement/prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP